Exhibit 3.24

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

OF

SWN PRODUCTION (OHIO), LLC

This Company Agreement (this “Agreement”) of SWN Production (Ohio), LLC, a Texas limited liability company (the “Company”), effective as of April 30, 2021 (the “Effective Date”), is entered into by and between the Company and Southwestern Energy Company, a Delaware corporation (the “Member”), as the sole member of the Company.

WHEREAS, the Company was previously formed as Eclipse Resources I, LP, a Delaware limited partnership (the “Converted Entity”), on January 20, 2011;

WHEREAS, on April 30, 2021, the Converted Entity adopted, and the partners of the Converted Entity approved, a plan of conversion providing for the conversion (the “Conversion”) of the Converted Entity into the Company, pursuant to and in accordance with the Texas Business Organizations Code, as amended (the “BOC”), and Section 17-219 of the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, the Conversion became effective upon the filing of a certificate of conversion and a certificate of formation (as amended or restated, the “Certificate of Formation”) with the Texas Secretary of State, pursuant to and in accordance with the BOC; and

WHEREAS, the Member and the Company agree that membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member and the Company agree as follows:

1.    Name. The name of the Company is SWN Production (Ohio), LLC.

2.    Purpose. The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the BOC.

3.    Powers. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the BOC.

4.    Principal Office; Registered Agent and Office.

4.1    Principal Office. The location of the principal office of the Company shall be 10000 Energy Drive, Spring, Texas 77389, or such other location as the Member may from time to time designate.

4.2    Registered Agent and Office. The registered agent of the Company for service of process in the State of Texas and the registered office of the Company in the State of Texas shall be that person and location reflected in the Certificate of Formation or such other person and office as the Member may designate from time to time in the manner provided by law.

5.    Members.

5.1    Initial Member. The Member owns 100% of the membership interests of the Company. The name and the mailing address of the Member are as follows:

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Attention: General Counsel

5.2    Additional Members. One or more additional members may be admitted to the Company with the written consent of the Member. Prior to the admission of any such additional members to the Company, the Member shall amend this Agreement or adopt a new company agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a joinder, supplement or counterpart to any such amendment to this Agreement, as necessary.

5.3    Membership Interests; Certificates. The Company will not issue any certificates to evidence ownership of the membership interests.

6.    Management.

6.1    Authority; Powers and Duties of the Member. The Company shall be member-managed. The Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. Any action taken by the Member, on behalf of the Company, shall constitute the act of, and serve to bind, the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement. The Member shall have such authority, rights and powers in the management of the Company to do any and all acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

6.2    Election of Officers; Delegation of Authority. The officers of the Converted Entity immediately prior to the Conversion shall be the Officers (as defined below) of the Company following the Conversion and will hold office until their respective successors are duly elected or appointed and qualified in the manner provided in this Section 6.2. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until the Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her.

7.    Liability of Member; Indemnification.

7.1    Liability of Member. Except as otherwise required in the BOC, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be personally liable for any such debt, obligation or liability of the Company solely by reason of being a member of the Company or participating in the management of the Company.

7.2    Indemnification. To the fullest extent permitted by Chapter 8 of the BOC, including all permissive provisions thereof which shall be considered mandatory for purposes of this Agreement, the Member (irrespective of the capacity in which the Member acts) shall be entitled to indemnification and advancement of expenses from the Company for and against any loss, damage, judgment, fine, liability, claim or expense (including attorneys’ fees or other expenses incurred in investigating or defending against such loss, damage, judgment, fine, liability or claim, and any amounts expended in settlement of any claims) whatsoever incurred by the Member relating to or arising out of any act or omission or alleged act or omission (whether or not constituting negligence or gross negligence) performed or omitted by the Member on behalf of the Company; provided, however, that any indemnity under this Section 7.2 shall be provided out of and to the extent of Company assets only, and neither the Member nor any other person shall have any personal liability on account thereof.

8.    Term. The term of the Company is perpetual unless the Company is terminated in accordance with Section 12.

9.    Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services from time to time, or loan funds to the Company, in each case as the Member may determine in the Member’s sole and absolute discretion; provided that absent such determination, the Member is under no obligation whatsoever, either express or implied, to make any such contribution or loan to the Company.

10.    Tax Status; Income and Deductions.1

10.1    Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company’s tax status as a disregarded entity.

10.2    Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

[1]	Note to Draft: To be confirmed by SWN Tax.

11.    Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

12.    Winding Up and Termination.

12.1    Termination Events. The Company shall begin to wind up its business and affairs upon the first to occur of the following:

(a)    the written consent of the Member; or

(b)    any other event or circumstance requiring winding up of the Company under Section 11.051 of the BOC, unless the Company’s existence is continued pursuant to the BOC.

12.2    Winding Up. Upon the occurrence of an event described in Section 12.1 above, the Company shall immediately commence to wind up its business and affairs (if the event has not been revoked or cancelled), but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 12.3 below, and a certificate of termination shall have been filed as provided in Section 12.4 below. During the period of the winding up of the business and affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

12.3    Distributions. If the Company is to be terminated pursuant to this Section 12, the Company shall be liquidated and its business and affairs wound up in accordance with the BOC and the following provisions:

(a)    Liquidator. The Member or other person designated by the Member shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b)    Notice. The Liquidator shall deliver to each known claimant of the Company the notice required by Section 11.052 of the BOC.

(c)    Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of the BOC:

(i)    First, to the payment of all of the Company’s debts and liabilities to its creditors (including the Member, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii)    Second, to the establishment of and additions to reserves that are determined by the Member to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii)    Third, to the Member.

12.4    Certificate of Termination. Upon completion of the winding up of the affairs of the Company as provided in this Section 12, the Member shall execute and cause to be filed a certificate of termination in the State of Texas and shall cause the cancellation of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Texas and shall take such other actions as may be necessary to terminate the Company. Upon acceptance of the Certificate of Termination by the Texas Secretary of State, the Company shall be terminated.

13.    Miscellaneous.

13.1    Amendments. Amendments to this Agreement may be made only with the written consent of the Member.

13.2    Governing Law. This Agreement shall be governed by the laws of the State of Texas.

13.3    Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

13.4    No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

MEMBER:

SOUTHWESTERN ENERGY COMPANY, a Delaware corporation

By:	/s/ Chris Lacy
Name:	Chris Lacy
Title:	Vice President, General Counsel and Secretary

COMPANY:

SWN PRODUCTION (OHIO), LLC,
a Texas limited liability company

By:	SOUTHWESTERN ENERGY COMPANY,
its sole member

By:	/s/ Chris Lacy
Name:	Chris Lacy
Title:	Vice President, General Counsel and Secretary

[Signature Page to Limited Liability Company Agreement]